EXHIBIT 99.1

FOR RELEASE on December 26, 2017

Viking Completes Acquisition (Estimated PDP Reserves ≥ $16.3mm; Total Proved ≥ $29.76mm)

NEW YORK, NY-- (Marketwired – December 26, 2017) - Viking Energy Group, Inc. (“Viking”) (OTCQB: VKIN) is pleased to announce that it acquired all of the issued and outstanding membership units of a privately-owned company with conventional producing oil & gas assets with development potential. The transaction closed on December 22nd with an effective date of November 1st, 2017.

The target company is the same company referenced in the press release issued by Viking on November 13, 2017, and in Viking’s Current Report on Form 8-K filed on the same date with the Securities and Exchange Commission and available under "Investors -- SEC Filings" at www.vikingenergygroup.com.

The features of the target company and its assets include the following:

•	Working interest in multiple oil and gas fields across Texas, Louisiana and Mississippi.
•	Current production is approx. 350 (net) BOEPD (75% oil).
•	Leases to 11,629 gross acres / 9,360 net acres.
•	Conventional oil and gas prospects utilizing several hundred miles of 3D seismic data, proprietary seismic reprocessing, and AVO analysis of the final data.
•	Multiple up dip proven field locations have been high-graded and can be drilled and completed.
•	Estimated value of proved producing reserves (PDP) on a PV9 basis, with NYMEX commodity pricing as of December 2017 (discounted by 5%), was approx. $16.3 million.
•	A Management team with deep experience in Petroleum Engineering and Geophysics, in addition to a Certified Professional Landman and other personnel. Individuals in key positions have over 100 years’, collectively, gulf coast experience in the energy sector.

The acquired company also has utilized 3D seismic data for the majority of the assets being acquired and has identified and vetted numerous future drilling locations (mainly “infill drilling” and “behind pipe”) as part of a multi-year drilling program.

In exchange for 100% ownership of the target company, Viking: (i) paid a $3 million cash payment on closing; (ii) issued the seller 2,000,000 common shares in the capital stock of Viking; and (iii) granted the seller a 1.5% over-riding royalty interest on all existing oil & gas leases of the acquired company. An affiliate of Arena Investors, LP provided financing for the transaction. The loan was made directly to the acquired company and is secured by a first-ranking security interest against the assets of the acquired company.

About Viking:

Viking is an independent exploration and production company focused on the acquisition and development of oil and natural gas properties in North America. The company owns oil and gas leases in Kansas, Missouri and Alberta. Viking targets under-valued assets with realistic appreciation potential.

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Safe Harbor Statement:

This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk disclosed in the company's Forms 10-K and 10-Q filed with the SEC.

For additional information please contact:

James A. Doris, President and C.E.O.

Viking Energy Group, Inc.

1330 Avenue of the Americas, Suite 23A

New York, NY 10019

Email: jdoris@vikingenergygroup.com

www.vikingenergygroup.com

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